EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the common stock of Dollar General Corporation and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing.  In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of February 16, 2010.

BUCK HOLDINGS, L.P.

By:	Buck Holdings, LLC, its general partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Vice President, Treasurer and Secretary

BUCK HOLDINGS, LLC

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Vice President, Treasurer and Secretary